EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Mayflower Bancorp, Inc.:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-140855 and 333-172622) of Mayflower Bancorp, Inc. of our report dated June 28, 2013 with respect to the consolidated statement of financial condition of Mayflower Bancorp, Inc. and subsidiary as of March 31, 2013 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the year ended March 31, 2013, which report appears in the Annual Report on Form 10-K for the year ended March 31, 2013 of Mayflower Bancorp, Inc.

/s/ Marcum LLP

Boston, Massachusetts

June 28, 2013